For the period ended June 30, 2001
File number 811-01660
Prudentials Gibraltar Fund, Inc.



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	A Special Meeting of Shareholders of Prudentials Gibraltar Fund, Inc.
(GIB) was held on January 10th, 2001. At this meeting the shareholders of the Fund approved the following resolutions:

Proposal
No.

(1)	RESOLVED, that the proposal to adopt a manager-of-managers
structure for GIB under which the Board of Directors of the Fund may enter into and make changes to subadvisory agreements without Planholder approval, be and hereby is approved.

(2)	RESOLVED, that the Management Agreement between GIB and
Prudential Investments Fund Management LLC (PIFM), in the form presented in the proxy statement, be and hereby is approved.

(3)	RESOLVED, that the Subadvisory Agreement on behalf of GIB
between PIFM and Jennison Associates LLC, in the form presented in the proxy statement, be and hereby is approved.

The voting was as follows:

Proposal
No.		Votes For		Votes Against
	Votes Abstaining

(1)		25,219,118		1,657,352
	1,137,145
(2)		25,898,367		   986,072
	1,129,176
(3)		25,681,638		1,039,771
	1,292,205